UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 28, 2011

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2011, the Board of Directors (the “Board”) of Lexmark International, Inc. (the “Company”) approved the recommendations of the Corporate Governance and Public Policy Committee of the Board that the size of the Board be increased from 12 to 13 directors and that Mr. W. Roy Dunbar be elected to the Board as a Class III Director with a term expiring at the 2012 Annual Meeting.

In connection with his election as a director, Mr. Dunbar was appointed to the Corporate Governance and Public Policy Committee. There are no arrangements or understandings between Mr. Dunbar and any other person pursuant to which he was selected as a director. There are no transactions involving the Company and Mr. Dunbar that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Dunbar will receive compensation for his service as a member of the Board in accordance with the Company’s standard compensation arrangements for non-employee directors, which are summarized in the Description of Compensation Payable to Non-Employee Directors, which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Form 8-K filing on February 24, 2011, and which is incorporated herein by reference.

In accordance with the Company’s customary practice, the Company is entering into an indemnification agreement with Mr. Dunbar, which requires the Company to indemnify him against certain liabilities that may arise as a result of his status or service as director.  The indemnification protection commences on the date of a director’s election to the Board and continues through the later of ten years after the director’s termination of service or the final termination of any Proceeding (as defined in the Agreement) then pending in which the director is granted rights of indemnification or advancement of expenses or any Proceeding commenced by the director seeking indemnification or advancement of expenses.  The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Form 8-K on July 22, 2010, and which is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders

The Company’s Annual Meeting of Stockholders was held on April 28, 2011. A total of 66,783,206 shares of the Company's Class A Common Stock, par value $0.01 per share, were present or represented by proxy at the meeting, representing 84.48% of the Company's shares outstanding as of the February 28, 2011 record date.

At said Annual Meeting, the proposals submitted for a vote of stockholders and the related results are as follows:

(1)
The election of Paul A. Rooke as a Class I Director of the Company for a term expiring in 2013 and the election of Ralph E. Gomory, Jared L. Cohon, J. Edward Coleman and Sandra L. Helton as Class II Directors of the Company for terms expiring in 2014.  The stockholders elected the five directors by the following votes:

Director	Votes For	Votes Against	Abstentions	Broker Non-Votes
Paul A. Rooke	60,731,481	2,556,141	12,406	3,483,178
Ralph E. Gomory	58,706,883	4,575,782	17,363	3,483,178
Jared L. Cohon	62,493,830	788,999	17,199	3,483,178
J. Edward Coleman	59,721,952	3,560,791	17,285	3,483,178
Sandra L. Helton	62,498,075	784,974	16,979	3,483,178

The terms of office of each of Paul J. Curlander, William R. Fields, Stephen R. Hardis, Robert Holland, Jr., Michael J. Maples, Jean-Paul L. Montupet, and Kathi P. Seifert as directors of the Company, continued after the meeting, although Dr. Curlander will retire, effective April 30, 2011, and the size of the Board with the election of Mr. Dunbar will be reduced to 12 directors.

The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011. The stockholders ratified the appointment of PwC by the following votes:

Votes For	65,356,635
Votes Against	1,405,297
Abstentions	21,274

(2)
The approval of an advisory resolution approving the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and compensation tables and narrative disclosure of the Company’s Proxy Statement. The stockholders approved the advisory resolution on executive compensation by the following votes:

Votes For	48,401,462
Votes Against	14,439,028
Abstentions	459,538
Broker Non-Votes	3,483,178

(3)
The approval of an advisory vote on the frequency of holding future advisory votes on executive compensation.  The stockholders approved one year as the frequency in which to hold future advisory votes on executive compensation by the following votes:

One Year	56,414,391
Two Years	44,043
Three Years	6,395,512
Abstentions	446,082
Broker Non-Votes	3,483,178

In accordance with the voting results on this item, the Board has determined to hold an advisory vote on executive compensation every year until the next stockholder vote on the frequency of stockholder votes on the compensation of the Company’s named executive officers. A stockholder vote on the frequency of stockholder votes on the compensation of the Company’s named executive officer is required to be held at least once every six years.

Item 8.01.	Other Events.

A copy of the press release issued by the Company on April 28, 2011, announcing the election of Mr. Dunbar to the Board and the results of the Annual Meeting of Stockholders is attached as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit No.	Description of Exhibit

99.1	Press Release issued by Lexmark International, Inc., dated April 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

April 28, 2011

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Lexmark International, Inc., dated April 28, 2011.